Shareholder Meeting Results (unaudited)

The Annual Meeting of Shareholders of Narragansett Insured Tax-Free Income Fund (the "Fund") was held on September 13, 2010. The holders of shares representing 91% of the total net asset value of the shares entitled to vote were present in person or by proxy. At the meeting, the following matters were voted upon and approved by the shareholders (the resulting votes for each matter are presented below).

1. To elect Trustees.

Dollar Amount of  Votes:

	Trustee		For		Withheld

	Thomas A. Christopher	$201,179,191		$1,922,203
	David A. Duffy		$201,101,155		$2,000,250
	Diana P. Herrmann	$201,154,831		$1,946,574
	Theodore T. Mason	$201,150,746		$1,950,659
	Anne J. Mills		$201,142,852		$1,958,542
	John J. Partridge	$201,118,120		$1,983,285
	James R. Ramsey	$201,179,191		$1,922,214
	Laureen L. White	$201,139,245		$1,962,160

2. To act on the selection of Tait, Weller & Baker LLP as the Fund's independent registered public accounting firm.

Dollar Amount of  Votes:
30:
	For		Against		Abstain

	$199,496,328		$3,084,422		$520,601